UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2015

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 Third Avenue
New York, N.Y. 10017-1307
(Address of principal executive offices) (Zip Code)
(212) 282-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2015, Avon Products, Inc. (the “Company”) announced that, in connection with James S. Scully’s commencement of employment as Executive Vice President and Chief Financial Officer on March 9, 2015, and in accordance with the previously disclosed terms of his employment offer letter agreement, Mr. Scully was granted a sign-on award consisting of 489,596 restricted stock units (RSUs) and 121,951 performance-based restricted stock units (PRSUs). These RSUs and PRSUs were granted outside the terms of the Company's 2013 Stock Incentive Plan in reliance on the exemption under NYSE Listed Company Manual Rule 303A.08, which requires this public announcement.

As previously disclosed, the RSUs and PRSUs were granted to Mr. Scully to compensate him for forfeiting a significant amount of value in equity and other benefits as a result of his departure from his prior employer and as an inducement for him to join Avon.

The RSUs vest and are settled ratably over three years and may vest earlier upon the occurrence of certain events. In the event disability, death, or involuntary or constructive termination without cause, any outstanding RSUs would vest and be settled. Upon Mr. Scully’s voluntary departure or departure for cause from the Company, any outstanding RSUs would automatically be forfeited.

The PRSUs vest and are settled following a three-year vesting period, subject to satisfaction by the Company of the performance measures that apply for the annual performance-based restricted stock units being granted to senior officers of the Company in 2015. In the event of disability or death, or involuntary termination without cause on or after January 1, 2016, and provided that the Company has satisfied the performance measures, a pro-rata portion of the PRSUs would vest and be settled after the end of the three-year vesting period. Upon Mr. Scully’s voluntary departure or departure for cause from the Company, any outstanding PRSUs would automatically be forfeited.

(Page 2 of 3 Pages)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Jeff Benjamin
Name: Jeff Benjamin
Title: Senior Vice President, General Counsel and Chief Ethics & Compliance Officer

Date: March 12, 2015

(Page 3 of 3 Pages)